Exhibit 99.1

Contact:	Robert L. Bauman HICKOK INCORPORATED 10514 Dupont Avenue Cleveland, Ohio 44108 216/541-8060	August 13, 2014 FOR IMMEDIATE RELEASE

HICKOK INCORPORATED REPORTS THIRD QUARTER
AND NINE MONTH RESULTS

CLEVELAND, OH, August 13 Hickok Incorporated (OTC QB: HICKA.PK), a Cleveland based supplier of products and services for the automotive, emissions testing, locomotive, and aircraft industries, today reported operating results for the third quarter and nine months ended June 30, 2014.

For the quarter ended June 30, 2014, the Company recorded net income of $386,911 or 24 cents per share, compared with a net loss of $133,777 or 8 cents per share, in the same period a year ago. Sales in the third quarter were $2,130,412, compared with $1,339,931 a year ago. The current year third quarter benefited from the large order received in January 2014.

In the first nine months, the Company reported a net loss of $231,031 or 14 cents per share, compared with net income of $129,458 or 8 cents per share, in the same period a year ago. Sales were $4,297,121, compared to $5,043,172 a year ago. Sales for the nine months of  fiscal 2014 and 2013 benefited from large orders from a Tier 1 Supplier of an OEM. The entire large order in fiscal 2013 was shipped in the first half of year. The remaining balance of approximately $810,000 of the fiscal 2014 large order will be shipped in the fourth quarter of the current year.

Robert L. Bauman, President and CEO, said, "As I projected in our last press release the third quarter was strong and the fourth quarter should also be strong due to the large order for a Tier 1 supplier to an OEM. Our non-OEM sales continued to be weaker than projected in the third quarter but they are beginning to show signs of recovery.” He also added, “We are continuing to pursue other opportunities that should offer real future revenue growth possibilities."

Backlog at June 30, 2014 was $1,287,000, an increase of 97% from the backlog of $652,000 a year earlier. The $697,000 increase was due primarily to increased orders for diagnostic products to automotive OEM's of approximately $860,000 and aftermarket products of approximately $62,000, offset in part by a decrease in orders for indicator product of approximately $161,000 and emissions products of approximately $64,000. The Company anticipates that most of the current backlog will be shipped in the last quarter of fiscal 2014. The current order backlog increased substantially due to the large order for a Tier 1 Supplier and the remaining balance of this order will ship in the fourth quarter of fiscal 2014.

The Company's current assets at June 30, 2014 of  $3,837,570 are 2.3 times current liabilities, there is no long-term debt and working capital is $2,151,941. These compare to June 30, 2013 current assets of $3,126,016 that were 4.3 times current liabilities, no long-term debt and working capital of $2,396,782. At June 30, 2014 shareholder's equity was $2,519,074 or $1.54 per share.

Hickok provides products and services primarily for the automotive, emissions testing, locomotive, and aircraft industries. Offerings include the development, manufacture and marketing of electronic and non-electronic automotive diagnostic products used for repair and emission testing. The Company also develops and manufactures indicating instruments for aircraft, locomotive and general industrial applications.

Certain statements in this news release, including discussions of management's expectations for fiscal 2014, constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results may differ from those anticipated as a result of risks and uncertainties which include, but are not limited to, Hickok's ability to effectively develop and market new products serving customers in the automotive aftermarket, overall market and industry conditions, the Company's ability to capitalize on market opportunities, the Company's ability to obtain cost effective financing as well as the risks described from time to time in Hickok's reports as filed with the Securities and Exchange Commission.

HICKOK INCORPORATED
Consolidated Income Statement (Unaudited)

	3 MONTHS		9 MONTHS
Period ended June 30	2014	2013	2014	2013
Net sales	$2,130,412	$1,339,931	$4,297,121	$5,043,172
Income (loss) before Income tax	386,911	(133,777)	(231,031)	129,458
Income (recovery of) taxes	-0-	-0-	-0-	-0-
Net income (loss)	386,911	(133,777)	(231,031)	129,458

Basic income (loss) per share	.24	(.08)	(.14)	.08
Diluted income (loss) per share	.23	(.08)	(.14)	.08

Weighted average shares outstanding	1,638,215	1,638,215	1,638,215	1,601,256